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                                                                   Exhibit 10.13

                                                                  EXECUTION COPY


                             SHAREHOLDERS AGREEMENT

         This Shareholders Agreement (the "Agreement") is made as of August 1, 2001, by and among W.R. Hambrecht/QIC, LLC, a California limited liability company ("WRH/QIC"), Philips Electronics North America Corporation, a Delaware corporation ("PENAC") (collectively, the "Shareholders"), and W.R. Hambrecht/QIC Management, LLC, a California limited liability company (the "Manager"), and such other persons who execute this Agreement from time to time and thereby agree to be bound by this Agreement as Shareholders.

                                    RECITALS

A. Each of the Shareholders is now or may become the owner of shares of voting stock of QIC Holding Corp., a California corporation, or any successor (the "Holding Company").

B. As a material inducement to the purchase by WRH/QIC and Hewlett-Packard Company, a Delaware corporation ("HP"), of their respective shares in the Holding Company, WRH/QIC, HP and the Manager entered into a Shareholders Agreement, dated as of May 27, 1998 (the "Original Shareholders Agreement"), with respect to the voting and transfer of the shares in the Holding Company held by WRH/QIC and HP, including any other shares of the Holding Company's capital stock which might thereafter be owned by WRH/QIC and HP (the "Shares"), for the purpose of protecting WRH/QIC and HP, as well as providing continuity for the Holding Company's business in the event of the occurrence of certain events discussed in the Original Shareholders Agreement.

C. WRH/QIC is organized under the terms of an Operating Agreement dated as of April 22, 1998 (the "Operating Agreement"). As a material inducement to the purchase by HP of its shares in the Holding Company, the members of WRH/QIC agreed pursuant to the terms of the Operating Agreement to restrict their ability to transfer their interests in WRH/QIC in any manner which would be inconsistent with or in violation of the terms of the Original Shareholder Agreement and the Manager agreed to enforce such restrictions.

D. On August 12, 1999, HP and Agilent Technologies, Inc., at that time a wholly-owned subsidiary of HP ("Agilent"), entered into a Master Separation and Distribution Agreement under which HP transferred to Agilent, pursuant to
Section 2.6 of the Original Shareholders Agreement, its shares in the Holding Company.

E. On November 17, 2000, Agilent and Koninklijke Philips Electronics N.V. ("KPNV"), entered into an Asset Purchase Agreement which, among other things, provided for the transfer by Agilent to KPNV or one of its affiliates of Agilent's shares in the Holding Company. In accordance with Section 2.3 of the Original Shareholders Agreement, Agilent provided WRH/QIC with a First Refusal Notice of the anticipated transfer and WRH/QIC declined to exercise the right of first refusal related thereto.

F.       PENAC is an indirect, wholly-owned subsidiary of KPNV.

G. To complete the transfer of shares from Agilent to PENAC in accordance with Section 7 of the Original Shareholder Agreement, WRH/QIC and PENAC now desire to enter into this Shareholders Agreement.

                  NOW, THEREFORE, the Shareholders agree as follows:

1. COMPOSITION OF BOARD OF DIRECTORS. The Board of Directors of the Holding Company shall consist of five (5) members. Each of the Shareholders shall vote all of its shares now or hereafter owned by it so that each of the following is elected as a director of the Holding Company: (i) three (3) nominees of WRH/QIC; (ii) one (1) nominee of PENAC; and (iii) one (1) nominee of Zymed, Incorporated ("Zymed"). Prior to each election of directors of the Holding Company, WRH/QIC, PENAC, and Zymed shall designate their respective nominees in writing to the Holding Company. The Holding Company shall promptly notify the Shareholders of these nominees.

         1.1 NUMBER OF DIRECTORS. The Shareholders agree that they will not vote to increase the number of directors of the Holding Company beyond seven (7), nor below five (5), without the consent of PENAC, which shall not be unreasonably withheld.
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2.       RESTRICTION ON CERTAIN TRANSFERS OF CONTROL. Except as provided in this
Agreement, no Shareholder shall voluntarily sell, assign, transfer, give, bequeath, donate or otherwise dispose of, or pledge, deposit, or otherwise encumber, in any manner, any of the Shares.

         2.1 PENAC'S RIGHT OF FIRST REFUSAL. Except as provided in Section 2.4, neither the Holding Company, the Operating Company, WRH/QIC nor any member of WRH/QIC, shall enter into any transaction (or series of transactions) which would constitute a Transfer of Control Transaction (as hereinafter defined), unless at least twenty (20) days prior to entering into any such transaction (or series of related transactions) (hereinafter a "Proposed Transaction"), PENAC is notified in writing by the Holding Company, the Operating Company, WRH/QIC, or the member of WRH/QIC, as the case may be (the "Relevant Seller(s)"), of any such Proposed Transaction (the "First Refusal Notice") and is given the first opportunity to enter into such Proposed Transaction with the Relevant Seller(s) (the "Right of First Refusal") in the manner specified below. For purposes of this Agreement, "Transfer of Control Transaction" shall mean (i) a sale or other transfer of all or substantially all of the assets of Quinton Instrument Company or any successor (the "Operating Company") or the Holding Company; (ii) any merger, consolidation, refinancing, or recapitalization that changes the control of the Operating Company or Holding Company; (iii) one or more transfers of voting stock of the Holding Company which taken alone or together result in any entity (including any "group" within the meaning of Section 13d-5 of the Securities Exchange Act of 1934) other than WRH/QIC or any of the initial members of WRH/QIC (other than Zymed), directly, indirectly, beneficially or otherwise owning more than fifty percent (50%) of the outstanding voting stock of the Holding Company; or (iv) one or more transfers of membership interests in WRH/QIC (the "Units"), which taken alone or together result in any entity (including any "group") other than WRH/QIC or any of the initial members of WRH/QIC (other than Zymed), directly, indirectly, beneficially or otherwise owning more than fifty percent (50%) of the Units of WRH/QIC.

                  2.1.1 FIRST REFUSAL NOTICE. The First Refusal Notice shall specify the identity of the potential acquiror(s) (the "Acquiror"), the structure of the Proposed Transaction, the interests that would be sold or otherwise transferred, the price to be paid for such interests, the form of consideration, the terms of payment and the time within which the Relevant Seller(s) proposes to enter into any agreement to consummate such Proposed Transaction, and all other material terms and conditions upon which the Relevant Seller(s) proposes to enter into the Proposed Transaction (the "First Refusal Terms"), subject to the customary conditions. The First Refusal Notice shall include a representation from the party providing the notice that (i) the Acquiror has entered into a non-binding term sheet or other non-binding preliminary written document with the Relevant Seller(s) to enter into the Proposed Transaction on the First Refusal Terms; (ii) to its knowledge, the Acquiror is prepared to consummate the Proposed Transaction, subject to the satisfaction of customary conditions; (iii) the Relevant Seller(s) has no reason to believe that the Acquiror will not be able to obtain adequate financing; and
(iv) the Relevant Seller(s) have a good faith intention to enter into the Proposed Transaction, subject to the satisfaction of customary conditions, on the First Refusal Terms.

                  2.1.2 EXERCISE OF OPTION. The First Refusal Notice shall constitute an irrevocable offer to PENAC to enter into such Proposed Transaction with the Relevant Seller(s) on the First Refusal Terms or terms specified by PENAC which include cash to the same extent as the First Refusal Terms and are in other respects economically equivalent (i.e., PENAC may pay cash in lieu of stock or other consideration) to the First Refusal Terms (the "PENAC Equivalent Terms"). The Right of First Refusal shall be exercisable by notice from PENAC to the Relevant Seller(s) within twenty (20) days of receipt by PENAC of the First Refusal Notice (the "Option Period"). Such notice from PENAC shall specify PENAC's Equivalent Terms, if any. If PENAC exercises the Right of First Refusal, then the Relevant Seller(s) shall enter into such Proposed Transaction with PENAC on the First Refusal Terms, or, if such terms are specified by PENAC, on PENAC's Equivalent Terms and the Holding Company, the Operating Company, WRH/QIC, and the members of WRH/QIC shall each use its best efforts and take necessary actions to permit PENAC to complete the Proposed Transaction on the First Refusal Terms. The closing of such Proposed Transaction shall take place on the second business day after PENAC and all other relevant parties have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any governmental authority or any other person required to be obtained or made in connection with the consummation of such Proposed Transaction, but not earlier than twenty (20) days following the date PENAC gives notice exercising its Right of First Refusal, nor more than one-hundred and twenty (120) days from the date of that notice.

                  2.1.3 EXPIRATION OF OPTION PERIOD. If PENAC does not give the Relevant Seller written notice of PENAC's desire to exercise this Right of First Refusal within the Option Period, PENAC's Right of First Refusal shall terminate and the Relevant Seller(s) may thereafter consummate the Proposed Transaction, but only to the purchaser


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identified in the First Refusal Terms and on terms and conditions not substantially less favorable to the Relevant Seller than those contained in the Term Sheet and provided that the sale must be consummated within one hundred and twenty (120) days following the expiration of the Option Period. For purposes hereof, a downward adjustment of more than five percent (5%) in the purchase price to be paid at closing for the Offered Shares shall be deemed substantially less favorable, but a downward adjustment of five percent (5%) or less shall not be deemed substantially less favorable.

                  2.1.4 TERMINATION ON INITIAL PUBLIC OFFERING. PENAC's Right of First Refusal shall automatically terminate in the event of any firm commitment, underwritten initial public offering of common stock of the Holding Company or the Operating Company (an "IPO") at a price per share of at least $2.00 (as adjusted to reflect subsequent combinations, stock splits, stock dividends, or other recapitalizations) and either (i) with aggregate proceeds of at least $10,000,000, or (ii) in an IPO where PENAC sells (or has the right to but elects not to sell) shares of the Holding Company or Operating Company which provide aggregate proceeds to PENAC of at least $2,400,000.

         2.2 WRH/QIC RIGHT OF FIRST REFUSAL. Except as provided in Section 2.4, if PENAC desires to sell, assign, transfer, or otherwise dispose of any of its shares of the Holding Company, PENAC shall provide WRH/QIC with a First Refusal Notice at least twenty (20) days prior to entering into such transaction and WRH/QIC shall have a Right of First Refusal with respect to the proposed sale, assignment, transfer or disposition, substantially as provided in Section 2.1. For purposes of this Section, all references to "PENAC" in Sections 2.1.1 through 2.1.3 shall be read as "WRH/QIC", and all references to the "Relevant Seller" shall be read as "PENAC."

                  2.2.1 TERMINATION ON INITIAL PUBLIC OFFERING. WRH/QIC's Right of First Refusal shall automatically terminate upon termination of PENAC's Right of First Refusal.

         2.3 CO-SALE. Except as provided in Section 2.4, if, after the consummation of the transaction set forth in the First Refusal Notice, the transferee (or any "Group") in such transaction will own more than fifty percent (50%) of the outstanding voting stock of the Holding Company or more than fifty percent (50%) of the Units of WRH/QIC, PENAC shall have the right, but not the obligation, to sell its shares on the same terms and conditions as those applicable to WRH/QIC, or the member of WRH/QIC, as specified in the First Refusal Notice, including the same time of sale and the same per-share consideration. If the Transfer of Control Transaction set forth in the First Refusal Notice involves a sale of Units of WRH/QIC (rather than shares of stock of the Holding Company), and if PENAC wishes to exercise its co-sale right, then PENAC shall have the right to exchange with WRH/QIC that number of Shares for that number of Units in WRH/QIC that would allow PENAC to achieve the same economic result as described above in the context of a sale of Shares. As a condition to making such exchange, and as promptly thereafter as practicable, PENAC shall sell its Units on the same terms and conditions as applicable to the member(s) of WRH/QIC that elected to sell their Units, including the same time of sale and same per-Unit consideration, but not subject to any fees, costs, or carrying interests which the members of WRH/QIC may pay under the Operating Agreement; provided, however, that if the sale transaction is not consummated or if PENAC does not sell its Units in such sale transaction, then PENAC's exchange of Shares for Units shall be rescinded ab initio.

                  2.3.1 EXERCISE OF CO-SALE RIGHT. In order to exercise its rights under this Section 2.3, PENAC shall give written notice thereof to WRH/QIC and the Relevant Seller within twenty (20) business days from PENAC's receipt of the First Refusal Notice, which notice shall either (i) specify the number of shares that PENAC intends to sell, or (ii) if applicable, specify the number of shares that PENAC intends to contribute to WRH/QIC in exchange for Units to be sold in the transaction. No sales of shares or Units shall occur until the expiration of such twenty (20) business day period. If the sum of the number of shares or Units to be sold by WRH/QIC, PENAC and the members of WRH/QIC pursuant to the exercise of these "tag-along" rights exceeds the number of shares the purchaser is willing to buy, then WRH/QIC shall adjust the number of shares or Units to be sold by WRH/QIC, PENAC and the members of WRH/QIC to ensure that the ratio of the number of shares or Units proposed to be sold by WRH/QIC, or the members of WRH/QIC, to the ratio of shares actually sold by WRH/QIC, or the members of WRH/QIC, shall be equal to the ratio for PENAC. WRH/QIC shall provide in its Operating Agreement that it has the right to adjust the number of Units sold by its members to comply with this Section 2.3.

         2.4 PERMITTED TRANSFERS. Notwithstanding any of the provisions of this Agreement, (i) any member of WRH/QIC may (a) transfer its Units in WRH/QIC to other initial members of WRH/QIC, or to one or more trusts established by the member for estate or succession planning purposes; or (b) pledge such Units as collateral security to financial institutions or other non-operating companies in accordance with Section 5 of this Agreement; provided,


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however, that transfers can be made to Zymed only as long as Zymed holds
(whether directly, indirectly, beneficially, or otherwise) less than 19% of WRH/QIC, and (ii) PENAC may transfer its shares in the Holding Company to KPNV or to any one hundred percent (100%) (directly or indirectly) owned subsidiary of KPNV.

         2.5 MANAGER OBLIGATION. The Manager covenants that it (and any successor) shall not permit the members of WRH/QIC to transfer any interest in WRH/QIC in any way which is inconsistent or in conflict with the provisions of this Agreement or the Operating Agreement.

3.       INTERESTED PARTY TRANSACTIONS.

         3.1 INTERESTED PARTY. For the purposes of this Agreement, the phrase "Interested Party" shall mean PENAC, Zymed, W.R. Hambrecht & Co., LLC ("WRH"), WRH/QIC and their respective employees, affiliates, and investors.

         3.2 SIGNIFICANT TRANSACTIONS. Before the Holding Company or the Operating Company may enter into any transaction with an Interested Party which would under California corporate law require a shareholder vote, the transaction shall have been approved by the Board of Directors at a meeting of the Board held on notice to PENAC's nominee director and the Board shall have found that the terms and conditions of such proposed transaction are not less favorable to the Holding Company or the Operating Company, as the case may be, than could be obtained on an arm's-length basis from unrelated third parties. If, notwithstanding Board approval, PENAC believes that the terms of the transaction are more favorable to the Interested Party than would have been obtained on an arm's-length basis, PENAC shall notify the Board within five (5) business days after the Board's approval of the transaction and PENAC may require the company to submit the proposed transaction to an independent investment bank or independent public accountants of recognized national standing (the "Neutral"). The Neutral shall review the proposed transaction and shall decide as soon as possible, and in any event within thirty (30) days, whether the terms of the proposed transaction are more favorable to the Interested Party than would have been obtainable in an "arms' length" transaction. The proposed transaction shall not proceed if the Neutral determines it is more favorable to the Interested Party than would have been obtainable in an "arms' length" transaction unless its terms are amended to satisfy the Neutral's determination of what provisions were less than "arms' length."

         3.3 SALARY AND COMPENSATION ISSUES. Any salary, fee or compensation matter (other than reimbursement of travel expenses of directors) which relates to any employee, consultant or board member of the Holding Company or the Operating Company who is an employee, consultant, director or Manager in WRH/QIC or WRH (or in any entity which is controlled by WRH/QIC or WRH, or which controls WRH/QIC or WRH), or an employee, consultant, or director of PENAC or Zymed, shall require the unanimous consent of the Board of Directors; provided, however, that the limitations in this Section 3.3 shall not apply to any individual who is employed primarily by, or on a full time basis by the Operating Company.

         3.4 AGREEMENTS WITH INTERESTED PARTIES. Except as provided in Section 3.2, before the Holding Company or Operating Company enters into any agreement with an Interested Party, it shall have been approved by the Board of Directors of the Holding Company at a meeting of the Board held on notice to PENAC's board nominee and at which the interest of any director has been disclosed. No director shall be disqualified from voting on the transaction by reason of such interest. If, notwithstanding Board approval, PENAC believes that the terms of the transaction are more favorable than would have been obtainable in an "arms' length" transaction, PENAC shall notify the Board within five (5) days after the Board's approval of the transaction and PENAC may require the company to submit the proposed transaction to the Neutral. The Neutral shall review the proposed transaction and shall decide as soon as possible, and in any event within thirty
(30) days, whether the terms of the proposed transaction are more favorable to the Interested Party than would have been obtainable in an "arms' length" transaction. If the Neutral decides that the terms are more favorable to the Interested Party than would have been obtainable in an "arms' length" transaction, then the proposed transaction shall not proceed unless its terms are amended to satisfy the Neutral's determination of what provisions were less than "arms' length."

4.       PLEDGES, HYPOTHECATIONS AND OTHER ENCUMBRANCES.

         4.1 SHARES OF THE HOLDING COMPANY. Neither Shareholder may pledge, hypothecate, or otherwise


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encumber its shares in the Holding Company as security for any debt without the consent of the other Shareholder (which shall not be unreasonably withheld); provided, however, that either Shareholder can so pledge, hypothecate, or otherwise encumber its shares in connection with obtaining financing for the Operating Company from a financial institution.

         4.2 INVESTORS IN WRH/QIC. WRH/QIC shall provide in its Operating Agreement that no member of WRH/QIC may pledge, hypothecate, or otherwise encumber its Units unless the secured creditor has agreed that, prior to selling any or all of such Units in satisfaction of the debtor member's obligation, such Units shall be offered to first to WRH/QIC, then to the other members of WRH/QIC, and finally to HP to the extent that the Units are not purchased by WRH/QIC or its members. If PENAC buys Units of WRH/QIC, those Units shall be subject to all of the provision in the Operating Agreement of WRH/QIC, but not subject to any fees, costs or carrying interest which the members of WRH/QIC may pay under the Operating Agreement.

5. TERMINATION OF AGREEMENT. This Agreement shall terminate on the earliest of the written agreement of all parties and, except as necessary to preserve any causes of action arising prior to such termination, such time as only one Shareholder remains.

6. LEGEND ON SHARES. Each Shareholder shall have placed on the certificates representing its shares the following words:

         SALE, TRANSFER, HYPOTHECATION, ENCUMBRANCE, OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A SHAREHOLDERS AGREEMENT AMONG THE SHAREHOLDERS DATED AUGUST 1, 2001. ALL PROVISIONS OF THE SHAREHOLDERS AGREEMENT ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE. A COPY OF THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF QIC HOLDING CORP. AT 550 15TH STREET, SAN FRANCISCO, CALIFORNIA, 94103.

A copy of this Agreement shall be delivered to the secretary of the Holding Company. Each Shareholder shall have the right to vote his or her shares and receive the dividends paid on them until the shares are sold or transferred as provided in this Agreement.

7. RESTRICTIONS ON TRANSFEREES. Each transferee or any subsequent transferee of shares in the Holding Company, or any interest in such shares, shall hold the shares or interest in the shares subject to all provisions hereof and shall make no transfers except as provided in this Agreement. Transfer of the shares shall not be entered on the books of the Holding Company until an amended copy of this Agreement has been executed by the prospective transferee. Failure or refusal to sign such an amended copy of this Agreement shall not relieve any transferee from any obligations under this Agreement. Any purported transfer in violation of any provision of this Agreement shall be void ab initio and shall not operate to transfer any right, title or interest to the purported transferee.

8.       MISCELLANEOUS PROVISIONS.

         8.1. FURTHER ACTS. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

         8.2. AMENDMENTS. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.

         8.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and enforceable by and against the parties to it and their respective heirs, legal representatives, successors, and assigns.

         8.4. ENFORCEABILITY. All provisions of this Agreement are separate and divisible, and if any part is held invalid, the remaining provisions shall continue in full force and effect.

         8.5. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in


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writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or within three business days after mailing, if mailed to the party to whom notice is to be given, by first - class mail, registered or certified, postage prepaid, and properly addressed to the party at the following addresses (or any other address that a party may designate by written notice to the others):

                           a.       If to WRH/QIC, to:

                                    W.R. Hambrecht/QIC, LLC
                                    539 Bryant Street, Suite 100
                                    San Francisco, CA 94107
                                    ATTN:  J.D. Delafield

                           b.       If to PENAC, to:

                                    Medical Systems NA
                                    3000 Minuteman Road
                                    Andover, MA  01810
                                    ATTN:  S. Rusckowski

                                    With a copy to:

                                    Medical Systems NA
                                    3000 Minuteman Road, MS230
                                    Andover, MA  01810
                                    ATTN:  S. Freeman

                           c.       If to WRH/QIC Management, to:

                                    W.R. Hambrecht/QIC Management, LLC
                                    539 Bryant Street, Suite 100
                                    San Francisco, CA 94107
                                    ATTN:  J.D. Delafield

                           d.       If to the Holding Company, to:

                                    QIC Holding Corp.
                                    539 Bryant Street, Suite 100
                                    San Francisco, CA 94107
                                    ATTN:  J.D. Delafield

         8.6. CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California.

         8.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.

                                 W.R. HAMBRECHT/QIC, LLC


                                 By: /s/ J.D. Delafield
                                    --------------------------------------------
                                 Name: J.D. Delafield
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                                 PHILIPS ELECTRONICS NORTH AMERICA CORPORATION


                                 By: /s/ Belinda W. Chew
                                    --------------------------------------------
                                 Name:   Belinda W. Chew
                                      ------------------------------------------
                                 Title:  Senior Vice President
                                       -----------------------------------------

                                 W.R. HAMBRECHT/QIC MANAGEMENT, LLC


                                 By: /s/ J.D. Delafield
                                    --------------------------------------------
                                 Name: J.D. Delafield
                                      ------------------------------------------
                                 Title: Manager
                                       -----------------------------------------